CONTACT:

Company:	Craig Dionne, Ph.D., CEO GenSpera, Inc. (210) 479-8112
Investors:	Steve Chizzik The Verrazano Group (908) 688-9111
Media:	Deanne Eagle Planet Communications (917) 837-5866

GENSPERA'S G-202 CLINICAL TRIAL ADVANCES TO PHASE Ib

COMPANY PreparES to launch Phase II

SAN ANTONIO, Texas, March 29, 2012 – GenSpera, Inc. (OTCBB:GNSZ) announced the successful completion of the dose-escalation component in the ongoing Phase I trial of its lead chemotherapeutic agent, G-202. The trial will continue as a Phase Ib study evaluating G-202 in up to eighteen additional patients to further refine the dosing regimen and determine a recommended dose for Phase II clinical studies. Additionally, GenSpera expects to initiate its first Phase II study in castrate-resistant, chemotherapy-naïve prostate cancer patients within the next few months, also with G-202.

"This is a critical step in the GenSpera clinical program and is a major validation for both the thapsigargin-based prodrug platform and GenSpera," said Craig Dionne, Ph.D., GenSpera’s CEO. He added, “Our lead compound, G-202, has performed as expected in our multi-center safety trial and we are now aggressively pursuing the design and implementation of multiple Phase II trials in different types of cancers."

About The Trial

The G-202 Phase I study was designed to evaluate G-202's safety and tolerability at escalating doses of the drug. Twenty-eight patients were treated in the Phase I study, at doses ranging from 1.2 mg/m2/dose (~2 mg/dose) up to 88 mg/m2/dose (~150 mg/dose). The drug exposure in patients receiving the higher doses of G-202 falls within the range associated with anti-tumor efficacy in animal models. Although the study was not designed to determine the anti-tumor effects of the drug, signs of potential positive effects were observed.

The Phase Ib portion of the study will evaluate G-202 in a maximum of eighteen additional patients to further refine a dosing regimen and determine a recommended dose for Phase II clinical studies. The trial is being conducted at the University of Wisconsin Carbone Cancer Center, Madison, Wisconsin; the Sidney Kimmel Comprehensive Cancer Center at Johns Hopkins, Baltimore, Maryland and the Cancer Therapy & Research Center at The University of Texas Health Science Center at San Antonio in San Antonio, Texas.

About GenSpera

GenSpera, Inc. is a development stage oncology company focused on therapeutics that we believe have the potential to deliver a potent, unique and patented drug directly to tumors. GenSpera’s technology platform combines a powerful, plant-derived cytotoxin (thapsigargin) with a prodrug delivery system that appears to release the drug only within the tumor. Unlike standard cancer drugs, thapsigargin kills cells independently of their division rate, thus making it effective at killing all fast- and slow-growing cancers and cancer stem cells.

GenSpera’s prodrug platform is the subject of nine U.S. issued patents, with three additional US patent applications as well as one PCT application (subject to possible U.S. government rights and certain rights for use in research pending). Prodrug chemotherapy is a relatively new approach to cancer treatments. The prodrug cytotoxin is administered in an inactive form. We believe it becomes active only within the tumor. This treatment has the potential to avoid higher levels of toxicity to the rest of the body and the dangerous associated side effects, such as destruction of blood cells.

GenSpera is conducting a Phase Ib clinical trial targeting solid tumor cancers with its lead drug, G-202, at Johns Hopkins University, the University of Wisconsin, and the Cancer Therapy and Research Center in San Antonio. GenSpera expects to initiate multiple Phase II trials for G-202 in several different types of cancer.

The company’s pipeline of drugs also includes G-115 and G-301, which both directly target prostate cancer.

GenSpera, Inc. owns and controls all rights to G-202, G-115, and G-301 and anticipates a strategic partnership to maximize the value of these drugs as they progress through future clinical trials. To date, GenSpera has generated no revenues from the sale of its products and has experienced substantial net operating losses.

For more information, please visit the Company’s website: www.genspera.com .

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of GenSpera’s technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties will be detailed from time to time in GenSpera’s periodic reports.

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